SCHEDULE 14A INFORMATION
(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

CANCERVAX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2110 Rutherford Road
Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT
To the Stockholders of CancerVax Corporation:
           Notice is hereby given that the Annual Meeting of the Stockholders of CancerVax Corporation will be held on June 14, 2005 at 11:00 a.m. at 2110 Rutherford Road, Carlsbad, California, for the following purposes:

1.	To elect three directors for a three-year term to expire at the 2008 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

Ivor Royston, M.D.
Robert E. Kiss, CFA
Phillip M. Schneider

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

3.	To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.
           Our Board of Directors has fixed the close of business on April 18, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.
           Accompanying this Notice is a Proxy. Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed Proxy and return it promptly. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.
           All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

David F. Hale
President, Chief Executive Officer and
Director
Carlsbad, California
April 28, 2005

PROXY STATEMENT
PROPOSAL 1
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
PERFORMANCE GRAPH
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
STOCKHOLDER PROPOSALS
ANNUAL REPORT
OTHER BUSINESS

2110 Rutherford Road
Carlsbad, California 92008

PROXY STATEMENT
           The Board of Directors of CancerVax Corporation, a Delaware corporation, is soliciting the enclosed Proxy for use at our Annual Meeting of Stockholders to be held on June 14, 2005 at 11:00 a.m. at 2110 Rutherford Road, Carlsbad, California, and at any adjournments or postponements thereof. This Proxy Statement will be first sent to stockholders on or about April 28, 2005.
           All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the Proxy in the enclosed envelope.
           A proxy may be revoked by written notice to the Secretary of our company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our Board of Directors’ nominees for director and (2) for ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and “broker non-votes” will not be considered in determining whether director nominees have received the requisite number of affirmative votes. For ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005, abstentions will have the effect of a vote “against” such proposal, and “broker non-votes,” although counted for purposes of determining the presence of a quorum, will have the effect of a vote neither “for” nor “against” such proposal.
           Stockholders of record at the close of business on April 18, 2005 (the “Record Date”) will be entitled to vote at the meeting or vote by proxy using the enclosed proxy card. As of that date, 27,816,577 shares of our common stock, par value $0.00004 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors; and a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.
           The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS
           Our Board of Directors currently consists of ten members. Our Amended and Restated Certificate of Incorporation provides for the classification of our Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, three nominees for director are to be elected as Class II directors. The nominees are Ivor Royston, M.D., Robert E. Kiss, CFA and Phillip M. Schneider, who are each members of our present Board of Directors. The Class I and Class III directors have two years and one year, respectively, remaining on their terms of office.
           A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, Proxies in the accompanying form are to be voted for our Board of Directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy.
Information Regarding Directors
           The information set forth below as to the nominees for director has been furnished to us by the nominees:
Nominees for Election to the Board of Directors
For a Three-Year Term Expiring at the
2008 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

Ivor Royston, M.D.	60	Chairman of the Board
Robert E. Kiss, CFA	47	Director
Phillip M. Schneider	49	Director
           Ivor Royston, M.D. has served as our Chairman of the Board since December 2000. Since 1990, Dr. Royston has served as a partner at Forward Ventures, a firm he co-founded, and is currently Managing Member of that firm. From 1990 to 2000, Dr. Royston served as President and CEO of the non-profit Sidney Kimmel Cancer Center where he remains a member of the Board of Trustees. From 1978 to 1990, he was on the faculty of the medical school and cancer center at the University of California, San Diego. In 1978, Dr. Royston helped to found Hybritech, Inc., and in 1986 he helped found IDEC Corporation. Dr. Royston has been involved as a founding Director of Genesys Therapeutics, which was acquired by Cell Genesys, Inc.; GenQuest, which was acquired by Corixa Corporation; CombiChem, which was acquired by DuPont Pharmaceuticals Company; Sequana Therapeutics, which was acquired by Celera Genomics Group; Genstar Therapeutics, which is now known as Corautus Genetics; Triangle Pharmaceuticals, which was acquired by Gilead; Applied Molecular Evolution, which was acquired by Eli Lilly; and Variagenics, which is now known as Nuvelo. Dr. Royston is the founding Chairman of Imagine and Targegen, and was elected Chairman of Arizeke and Morphotek. Dr. Royston also serves on the Board of Directors of Avalon Pharmaceuticals, Corautus Genetics and Favrille, Inc., where he was the founding Chairman. Dr. Royston has authored over 100 scientific publications and is a nationally-recognized physician-scientist in the area of cancer immunology. Dr. Royston received a B.A. in human biology and an M.D. from Johns Hopkins University and completed postdoctoral training in internal medicine and medical oncology at Stanford University.
           Robert E. Kiss, CFA has served as a member of our Board of Directors since March 2002. From 2000 to the present, Mr. Kiss has served as a Managing Director and Portfolio Manager of the Private Equity Group of J.P. Morgan Investment Management Inc. From 1996 to 2000, Mr. Kiss served as an Investment Officer with J.P. Morgan Capital Corporation where he was responsible for private equity investments in a number of industries, including health care. From 1985 to 1996, Mr. Kiss held a variety of positions in corporate finance and mergers & acquisitions with J.P. Morgan. Mr. Kiss received a B.S. in civil engineering from Lehigh University.
           Phillip M. Schneider has served as a member of our Board of Directors since September 2003. Mr. Schneider is the former Chief Financial Officer of IDEC Pharmaceuticals Corporation. During his 15-year tenure at IDEC, which ended in October 2002, he served as Senior Vice President and Chief Financial Officer and played an integral role in the company’s growth. Prior to his association with IDEC, Mr. Schneider held various management positions at Syntex Pharmaceuticals Corporation and was previously with KPMG, LLP. Mr. Schneider has served as a director of Gen-Probe Incorporated since November 2002. Mr. Schneider holds an M.B.A. from the University of Southern California and a B.S. in biochemistry from the University of California at Davis.
Members of the Board of Directors Continuing in Office
Term Expiring at the
2006 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

David F. Hale	56	President, Chief Executive Officer and Director
Donald L. Morton, M.D.	70	Director
Cam L. Garner	57	Director
Michael G. Carter, M.B., Ch.B., F.R.C.P	67	Director
           David F. Hale has served as our President and Chief Executive Officer since October 2000 and as a member of our Board of Directors since December 2000. Beginning in June 2000, Mr. Hale consulted with Dr. Morton on the transfer of the rights to Canvaxin to us, our initial financing and the commencement of our operations. From January 1998 to May 2000, Mr. Hale served as President and Chief Executive Officer of Women First HealthCare, Inc., a publicly-traded specialty pharmaceuticals company. Prior to joining Women First HealthCare, Mr. Hale served from May 1987 to November 1997 as Chairman, President and Chief Executive Officer of Gensia, Inc., a publicly-held biopharmaceutical company, which merged with Sicor, Inc., to form GensiaSicor, Inc., and which was recently acquired by Teva Pharmaceutical Industries Limited. He also served from February 1987 to September 1995 as Chairman of Viagene, Inc., a publicly held biotechnology company that was acquired by Chiron, Inc. Mr. Hale served from April 1982 to May 1987 in several positions with Hybritech, Inc., a publicly-traded biotechnology company that was acquired by Eli Lilly and Co., including Senior Vice President of Marketing and Business Development, President and Chief Operating Officer and ultimately President and Chief Executive Officer. Prior to joining Hybritech, Mr. Hale served from January 1980 to April 1982 as Vice President, Sales and Marketing and then as Vice President and General Manager with BBL Microbiology Systems, a division of Becton, Dickinson & Co. From March 1971 to December 1980, Mr. Hale held various marketing and sales management positions with Ortho Pharmaceutical Corporation, a division of Johnson & Johnson, Inc. Mr. Hale currently serves as Chairman of the Board of Directors of Santarus, Inc., a publicly-traded specialty pharmaceuticals company, as a director of Metabasis Therapeutics, Inc., a publicly-traded biotechnology company, and as a director of several privately-held biotechnology companies, including SkinMedica, Inc., Somaxon Pharmaceuticals, Inc. and Verus Pharmaceuticals, Inc. In 2003, Mr. Hale also served as Chairman of BIOCOM/ San Diego, a major regional trade association for the life sciences industry, of which Mr. Hale was a founder, and serves on the Board of the California Healthcare Institute and the BIO Emerging Growth Companies Section Governing Body. He is a co-founder of the UCSD CONNECT Program in Technology and Entrepreneurship and currently serves on the CONNECT Leadership Council. Mr. Hale received a B.A. in biology and chemistry from Jacksonville State University.
           Donald L. Morton, M.D. is our founder and has served as a member of our Board of Directors since our inception in 1998. From 1991 to the present, Dr. Morton has served as President, Medical Director, Surgeon-in-Chief and a member of the Board of Directors of the John Wayne Cancer Institute. From 1971 to

1991, Dr. Morton served as a professor and Chief of the Division of Surgical Oncology at the University of California, Los Angeles School of Medicine, and currently holds the post of Professor of Surgery Emeritus. From 1969 to 1971, Dr. Morton served as Senior Surgeon and head of the Tumor Immunology Section at the National Cancer Institute. From 1960 to 1972, Dr. Morton held various clinical and research positions at the National Cancer Institute of the National Institutes of Health. Dr. Morton is a past president of the World Federation of Surgical Oncology Societies and the Society of Surgical Oncology, the largest society of surgeons dedicated to oncology and was the receipt of M.D. Anderson’s Jeffrey A. Gottleib Memorial Award in 1995 for cancer therapeutic research. He received the Society of Surgical Oncology’s Heritage Award in 2003. He is currently President of the International Sentinel Node Society. Dr. Morton has authored more than 600 papers in peer-reviewed professional journals and has received NIH peer-reviewed research funding for over 30 years. According to the journal Science, June 15, 2001, he received the most NIH peer-reviewed grant awards among clinical investigations in 2000. Dr. Morton received a B.A. in medical sciences (with highest honors) from the University of California, Berkeley and M.D. (with highest honors) from the University of California, San Francisco, where he was a fellow in the Cancer Research Institute and completed residency training in general and thoracic surgery.
           Cam L. Garner has served as a member of our Board of Directors since February 2001. From 2001 to March 2005, Mr. Garner served as Chairman of Xcel Pharmaceuticals, Inc., a specialty pharmaceutical company he co-founded, which was recently acquired by Valeant Pharmaceuticals International. Additionally, he serves as Chairman of Favrille, Inc. and Cadence Pharmaceuticals, Inc., a company he co-founded, and Chairman and Chief Executive Officer of Verus Pharmaceuticals, Inc., a company he co-founded. Mr. Garner also serves as a director of Pharmion Corporation, a publicly-traded pharmaceutical company, Somaxon Pharmaceuticals, Inc., SkinMedica, Inc., and Aegis Therapeutics LLC. Mr. Garner served as Chief Executive Officer of Dura Pharmaceuticals, Inc. from 1989 to 1995 and as Chairman and Chief Executive Officer from 1995 until its acquisition by Elan Corporation, PLC in November 2000. In 1998, Mr. Garner co-founded DJ Pharma, Inc., a specialty pharmaceutical company, and served as its Chairman until it was acquired by Biovail Corporation in 2000. From 1983 to 1986, Mr. Garner served in several positions with Hybritech, Inc., which was bought by Eli Lilly and Co. in 1986, including Senior Vice President, Sales & Marketing. Mr. Garner received a B.A. in biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College.
           Michael G. Carter, M.B., Ch.B., F.R.C.P. (Edinburgh) has served as a member of our Board of Directors since February 2001. Dr. Carter retired from Zeneca, PLC, a publicly-traded global pharmaceutical company, in 1998. Dr. Carter served Zeneca as International Medical Director from 1986 to 1989 and as International Marketing Director from 1990 to 1995. From 1985 to 1995, Dr. Carter served as a member of the U.K. Government’s Medicines Commission. From 1976 to 1984, Dr. Carter held several positions with Roche Products, Ltd, including head of Medical Development and Medical Affairs and Director of the Pharmaceutical Division. Dr. Carter currently serves as a Director of several European biopharmaceutical companies, including KuDOS Pharmaceuticals, Ltd., Micromet GmbH and Fulcrum Pharmaceuticals PLC, as Chairman of the Board of Directors of Metris Therapeutics, Ltd., and as a member of the Board of Directors of Santarus, Inc. Dr. Carter is an Elected Fellow of the Royal Pharmaceutical Society, Faculty of Pharmaceutical Medicine, and of the Royal College of Physicians of Edinburgh. Dr. Carter received a bachelor’s degree in Pharmacy from London University (U.K.) and a medical degree from Sheffield University Medical School (U.K.).
Term Expiring at the
2007 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

James Clayburn La Force, Jr., Ph.D.	76	Director
Barclay A. Phillips	42	Director
Gail S. Schoettler, Ph.D.	61	Director
           James Clayburn La Force, Jr., Ph.D. has served as a member of our Board of Directors since February 2001. From 1993 to the present, Dr. La Force has served as Dean Emeritus of the University of California, Los Angeles Anderson School of Management. From 1978 to 1993, Dr. La Force was dean of the

UCLA Anderson School of Management. From 1991 to 1993, Dr. La Force served as acting dean of the Hong Kong University of Science and Technology. From 1962 to 1978, Dr. La Force served as a professor at UCLA and served as Chairman of the Department of Economics from 1969 to 1978. Dr. La Force is currently a Director of BlackRock Funds, Payden and Rygel Investment Trust, Metzler Payden Funds, Advisors Series Trust and Arena Pharmaceuticals. He is also a board member of the Foundation for Research in Economics and Education, the Pacific Academy for Advanced Studies and the Foundation Francisco Marroquin. He was Chairman of President Reagan’s Task Force on Food Assistance from 1983 to 1984, a member of the National Council on the Humanities from 1981 to 1988 and member and chairman of the State of California Worker’s Compensation Advisory Committee from 1974 to 1975. Dr. La Force received an A.B. in economics from San Diego State University and an M.A. and Ph.D. in economics from the University of California, Los Angeles.
           Barclay A. Phillips has served as a member of our Board of Directors since December 2000. From 1999 to the present, Mr. Phillips has been a Managing Director of Vector Fund Management. Mr. Phillips has investment management responsibility for Vector Later-Stage Equity Fund, L.P. and Vector Later-Stage Equity Fund II, L.P. From 1991 to 1999, Mr. Phillips served in various roles including Director of Private Placements and Biotechnology Analyst for INVESCO Funds Group, Inc. From 1985 to 1990, Mr. Phillips held positions in sales and trading with Paine Webber, Inc. and Shearson Lehman Hutton, Inc. Over the last ten years, Mr. Phillips has held board positions for a number of private companies and currently serves as a Director of Cellomics, Inc. and Acorda Therapeutics, Inc. Mr. Phillips received a B.A. in economics from the University of Colorado in Boulder.
           Gail S. Schoettler, Ph.D. has served as a member of our Board of Directors since April 2002. From 1999 to 2001, Dr. Schoettler served as the United States Ambassador to the World Radiocommunication Conference, where she was responsible for negotiating a key telecommunications treaty, and as head of the United States Department of Defense’s presidential transition for global communications, security and intelligence. From 1995 to 1999, Dr. Schoettler was Lt. Governor of Colorado and from 1987 to 1995 was State Treasurer of Colorado. She has started several banks and helps manage her family’s cattle ranch, vineyard and real estate interests. She is Chair of the Board of Fischer Imaging Corp. and a Director of Aspen Bio, Inc. and A4S Technologies, Inc., and served as a Director of Air Gate PCS until its sale in 2005. Dr. Schoettler received a B.A. in economics from Stanford University and M.A. and Ph.D. degrees in history from the University of California, Santa Barbara.
Board Meetings
           Our Board of Directors held five regularly scheduled meetings and two special telephonic meetings during 2004. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of committees of our Board of Directors on which he or she served.
Committees of the Board
           Compensation Committee. The Compensation Committee consists of Drs. Royston, Carter and La Force. The Compensation Committee held five meetings, including telephonic meetings, during 2004. All members of the Compensation Committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. The Compensation Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include:

•	reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our employee benefit plans;

•	reviewing and approving executive officer and director indemnification and insurance matters; and

•	advising and consulting with our officers regarding managerial personnel and development.

           Audit Committee. The Audit Committee consists of Messrs. Schneider, Garner and Phillips and Dr. La Force. The Audit Committee held six meetings, including telephonic meetings, during 2004. All members of the Audit Committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. Mr. Schneider qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission. The Audit Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent registered public accounting firm and with internal financial personnel regarding these matters;

•	pre-approving audit and non-audit services to be rendered by our independent registered public accounting firm;

•	recommending to our Board of Directors the engagement of our independent registered public accounting firm and oversight of the work of our independent auditors;

•	reviewing our financial statements and periodic reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;

•	reviewing our financing plans and reporting recommendations to our full Board of Directors for approval and to authorize action; and

•	administering and discussing with management and our independent registered public accounting firm our Code of Ethics.
Both our independent registered public accounting firm and internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee.
           Nominating/ Corporate Governance Committee. The Nominating/ Corporate Governance Committee is comprised of Messrs. Phillips and Kiss and Dr. Schoettler. The Nominating/ Corporate Governance Committee held five meetings, including telephonic meetings, during 2004. All members of the Nominating/ Corporate Governance Committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. The Nominating/ Corporate Governance Committee is governed by a written charter approved by our Board of Directors. The functions of this Committee include:

•	identifying qualified candidates to become members of our Board of Directors;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	selecting candidates to fill vacancies of our Board of Directors;

•	developing and recommending to our Board of Directors our corporate governance guidelines; and

•	overseeing the evaluation of our Board of Directors.

Director Nomination Process

Director Qualifications
           In evaluating director nominees, the Nominating/ Corporate Governance Committee considers, among others, the following factors:

•	the appropriate size of our Board of Directors;

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry;

•	experience as a board member of another publicly held company; and

•	experience with relevant social concerns.
           The Nominating/ Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In doing so the Nominating/ Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.
           Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/ Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of our company and our stockholders. The Nominating/ Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of our Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards. The Nominating/ Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of our Board of Directors.

Identification and Evaluation of Nominees for Directors
           The Nominating/ Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/ Corporate Governance Committee’s criteria for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective. If any member of our Board of Directors does not wish to continue in service or if our Board of Directors decides not to re-nominate a member for re-election, the Nominating/ Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominating/ Corporate Governance Committee generally polls our Board of Directors and members of management for their recommendations. The Nominating/ Corporate Governance Committee may also review the composition and qualification of the Boards of Directors of our competitors, and may seek input from industry experts or analysts. The Nominating/ Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by our independent directors and executive management. In making its determinations, the Nominating/ Corporate Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/ Corporate Governance Committee makes its recommendation to our Board of Directors. Historically, the Nominating/ Corporate Governance Committee has not relied on third-party search firms to identify Board of Directors candidates. The Nominating/ Corporate Governance Committee may in the

future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.
           We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. Stockholders wishing to suggest a candidate for director should write to our company’s corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholders’ name and contact information; (ii) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating/ Corporate Governance Committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate’s business and educational experience; (v) information regarding each of the factors listed above, other than that regarding Board of Directors size and composition, sufficient to enable the Nominating/ Corporate Governance Committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to our Board of Directors; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of our company; (viii) detailed information about any relationship or understanding between the proposing stockholder and candidate; and (ix) a list of three character references, including complete contact information for such references.
Communications with our Board of Directors
           Our stockholders may send correspondence to our Board of Directors c/o Corporate Secretary at CancerVax Corporation, 2110 Rutherford Road, Carlsbad, California 92008. Our corporate secretary will review all correspondence addressed to our Board of Directors, or any individual director, for any inappropriate correspondence and correspondence more suitably directed to management. Our corporate secretary will forward appropriate stockholder communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of the communication. Our corporate secretary will summarize all correspondence not forwarded to our Board of Directors and make the correspondence available to our Board of Directors for its review at our Board of Director’s request.
Code of Ethics
           Our company has established a Code of Ethics that applies to our officers, directors and employees. The Code of Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.
Corporate Governance Documents
           Our company’s corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Nominating/ Corporate Governance Committee Charter, Code of Ethics and Corporate Governance Guidelines, are available, free of charge, on our website at www.cancervax.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Investor Relations, CancerVax Corporation, 2110 Rutherford Road, Carlsbad, California 92008.
Report of the Audit Committee
           The following is the report of the Audit Committee with respect to CancerVax’s audited financial statements for the year ended December 31, 2004.
           The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of CancerVax’s financial reporting, internal controls and audit functions. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in CancerVax’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee is comprised solely of independent directors as defined in the Nasdaq Stock Market qualification standards.
           The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, CancerVax’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
           During the course of 2004, management completed the documentation, testing and evaluation of CancerVax’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Ernst & Young LLP at Committee meetings held in 2004 and early 2005. At the conclusion of the process, management provided the Committee with and the Committee reviewed the results of management’s assessment of the effectiveness of CancerVax’s internal control over financial reporting. The Committee also reviewed management’s report on the effectiveness of internal control over financial reporting contained in CancerVax’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission, as well as Ernst & Young LLP’s Report included in CancerVax’s Annual Report on Form 10-K related to its audit of the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting. The Committee continues to oversee CancerVax’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2005.
           The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and Public Company Accounting Oversight Board Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements,” including discussions with Ernst & Young LLP, with and without management present, regarding the overall scope of their audit, the results of their examination and their evaluation of CancerVax’s internal controls, their judgments as to the quality, not just the acceptability, of CancerVax’s accounting policies and the overall quality of CancerVax’s financial reporting. In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Ernst & Young LLP their independence from management.
           In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in CancerVax’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee and our Board of Directors also have recommended, subject to stockholder approval, the ratification of the selection of Ernst & Young LLP as CancerVax’s independent registered public accounting firm for the fiscal year ending December 31, 2005.
           This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
           The foregoing report has been furnished by the Audit Committee.
Phillip M. Schneider
Cam L. Garner
James Clayburn La Force, Jr., Ph.D.
Barclay A. Phillips
Compensation of Directors
           Our directors receive an annual fee of $16,000 for service as a director. In addition, our directors receive $1,500 for each regularly scheduled board meeting and $750 for each regularly scheduled committee meeting. We reimburse our directors for their reasonable expenses incurred in attending meetings of our Board of Directors. Our directors may participate in our stock incentive plans and employee-directors may participate in our employee stock purchase plan. Any independent director who is elected to our Board of Directors is granted an option to purchase 25,000 shares of our common stock on the date of his or her initial election to our Board of Directors. In addition, each independent director is granted an option to purchase 10,000 shares of common stock on the date of each annual meeting at an exercise price per share equal to the fair market value of our common stock on such date. The chairman of our Audit Committee receives an additional annual option to purchase 5,000 shares of common stock and the chairman of each of our Compensation Committee and our Nominating/ Corporate Governance Committee receives an additional annual option to purchase 2,500 shares of our common stock.
Director Attendance at Annual Meetings
           Although our company does not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage all of our directors to attend. Nine of our ten directors attended the 2004 Annual Meeting of Stockholders.
           Our Board of Directors unanimously recommends a vote “FOR” each nominee listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
           The following table sets forth information as of April 1, 2005 regarding the beneficial ownership of our common stock by (a) each person known to our Board of Directors to own beneficially 5% or more of our common stock, (b) each director of our company, (c) the Named Executive Officers (as defined below), and (d) all of our directors and executive officers as a group. Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o CancerVax Corporation, 2110 Rutherford Road, Carlsbad, California 92008.
           Percentage of beneficial ownership is calculated assuming 27,816,577 shares of common stock were outstanding as of April 1, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of April 1, 2005. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Number of	Percent of
	Shares	Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned

5% Stockholders:
Donald L. Morton, M.D.(1)	5,181,482	18.6%
1374 Bella Oceana Vista Pacific Palisades, CA 90630
Entities affiliated with Citigroup Inc.(2)	1,978,324	7.1
399 Park Avenue New York, NY 10043
Entities affiliated with AstraZeneca PLC(3)	1,951,098	7.0
15 Stanhope Gate London W1K 1LN United Kingdom
Entities affiliated with Forward IV Associates, LLC(4)	1,486,538	5.3
9393 Towne Center Drive, Suite 200 San Diego, CA 92121
Named Executive Officers and Directors:
David F. Hale(5)	1,084,782	3.8
Martin A. Mattingly, Pharm.D.(6)	138,890	*
William R. LaRue(7)	135,093	*
Hazel M. Aker, J.D.(8)	127,438	*
John Petricciani, M.D.(9)	157,664	*
Ivor Royston, M.D.(10)	1,507,834	5.4
Michael G. Carter, M.B., Ch.B., F.R.C.P. (Edinburgh)(11)	37,799	*
Cam L. Garner(12)	60,681	*
Robert E. Kiss(13)	1,100,558	4.0
James Clayburn La Force, Jr., Ph.D.(14)	51,807	*
Donald L. Morton, M.D.(1)	5,181,482	18.6
Barclay A. Phillips(15)	1,015,941	3.7
Phillip M. Schneider(16)	34,204	*
Gail S. Schoettler, Ph.D. (17)	34,529	*
All executive officers and directors as a group (19 persons)(18)	11,092,260	37.6

*	Represents beneficial ownership of less than 1% of our common stock.

(1)	Represents 4,434,629 shares of common stock held of record by the Donald L. Morton Family Trust, dated June 2, 1989, of which Dr. Morton is the trustee, and 648,039 shares of common stock held of record by the Donald L. Morton, M.D., Grantor Retained Annuity Trust, dated September 6, 2002, of which Dr. Morton is the trustee. Dr. Morton disclaims beneficial ownership of the 648,039 shares held by the Donald L. Morton, M.D., Grantor Retained Annuity Trust dated September 6, 2002. Also includes 98,814 shares held of record by OncoVac, Inc., of which the Donald L. Morton Family Trust dated June 2, 1989 is the sole stockholder. The foregoing information is based upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission by the foregoing person and entities on February 11, 2005.

(2)	Represents 1,978,324 shares of common stock beneficially owned by Citigroup Inc., a Delaware corporation (“Citigroup”), and Citigroup Global Markets Holdings Inc., a New York corporation (“CGM Holdings”), and includes 1,875,175 shares beneficially owned by Smith Barney Fund Management LLC, a Delaware limited liability company (“SB Fund”). Includes shares for which Citigroup, CGM Holdings and SB Fund disclaim beneficial ownership. Citigroup is the sole stockholder of CGM Holdings, which is the sole member of SB Fund. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission by the foregoing entities on February 14, 2005.

(3)	Represents 1,951,098 shares of common stock beneficially owned by AstraZeneca PLC, AstraZeneca Holding AB, AstraZeneca UK Limited, AstraZeneca Treasury Limited and AstraZeneca AB. The shares are owned directly by AstraZeneca AB. AstraZeneca AB is a Swedish corporation and a wholly-owned subsidiary of AstraZeneca Treasury Limited, which is an English corporation and a wholly-owned subsidiary of AstraZeneca UK Limited, which is an English corporation and a subsidiary of AstraZeneca Holding AB and AstraZeneca PLC. AstraZeneca Holding AB is a Swedish corporation and a wholly-owned subsidiary of AstraZeneca PLC, an English corporation. The foregoing information is based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission by the foregoing entities on November 14, 2003.

(4)	Represents 1,370,230 shares of common stock held of record by Forward Ventures IV, L.P. and 116,308 shares of common stock held of record by Forward Ventures IV B, L.P. Ivor Royston, M.D. is the managing member of Forward IV Associates, LLC, which is the general partner of Forward Ventures IV, L.P. and Forward Ventures IV B, L.P. Dr. Royston disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the named funds. The foregoing information is based upon information contained in a Schedule 13D filed with the Securities and Exchange Commission by the foregoing entities on February 10, 2004.

(5)	Represents 231,553 shares of common stock held of record by the Hale Family Trust, dated February 10, 1986, of which Mr. Hale is a co-trustee, and an aggregate of 4,544 shares held by the Michael T. Hale Trust, dated December 26, 1991, a portion of which is for the benefit of each of Shane Hale, Tara Hale, Erin Hale and David Garrett Hale. Mr. Hale disclaims beneficial ownership of the 4,544 shares held by the Michael T. Hale Trust, dated December 26, 1991. Also includes exercisable options to purchase 826,185 shares of common stock, of which 167,824 shares are unvested as of May 31, 2005. Also includes 22,500 shares of restricted stock that vest in full upon our submission of a Biologics License Application, or BLA, for Canvaxintm, subject to Mr. Hale’s continued employment or service with us on such date.

(6)	Represents 22,727 shares of common stock held of record by the Mattingly Family Trust, dated October 12, 1999, of which Mr. Mattingly is a co-trustee. Also includes exercisable options to purchase 104,913 shares of common stock, of which 51,492 shares are unvested as of May 31, 2005. Also includes 11,250 shares of restricted stock that vest in full upon our submission of a BLA for Canvaxintm, subject to Mr. Mattingly’s continued employment or service with us on such date.

(7)	Represents 68,181 shares of common stock held of record by the William R. and Joyce E. LaRue Family Trust, dated November 4, 1991, of which Mr. LaRue is a co-trustee. Also includes exercisable options to purchase 55,662 shares of common stock, of which 14,678 shares are unvested as of May 31, 2005. Also includes 11,250 shares of restricted stock that vest in full upon our submission of a BLA for Canvaxintm, subject to Mr. LaRue’s continued employment or service with us on such date.

(8)	Represents 40,072 shares of common stock held of record by Ms. Aker. Of these shares, 119 are subject to repurchase as of May 31, 2005. Also includes exercisable options to purchase 76,116 shares of common stock, of which 23,887 shares are unvested as of May 31, 2005. Also includes 11,250 shares of restricted stock that vest in full upon our submission of a BLA for Canvaxintm, subject to Ms. Aker’s continued employment or service with us on such date.

(9)	Represents 74,985 shares of common stock held of record by Dr. Petricciani. Also includes exercisable options to purchase 71,429 shares of common stock, of which 22,491 shares are unvested as of May 31, 2005. Also includes 11,250 shares of restricted stock that vest in full upon our submission of a BLA for Canvaxintm, subject to Dr. Petricciani’s continued employment or service with us on such date.

(10)	Represents 1,370,230 shares of common stock held of record by Forward Ventures IV, L.P. and 116,308 shares of common stock held of record by Forward Ventures IV B, L.P. Ivor Royston, M.D. is the managing member of Forward IV Associates, L.L.C., which is the general partner of Forward Ventures, IV, L.P., and Forward Ventures IV B, L.P. Dr. Royston disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the named funds. Also includes 12,130 shares of common stock held by Colette Royston, Dr. Royston’s wife. Also includes exercisable options to purchase 9,166 shares of common stock.

(11)	Represents 2,272 shares of common stock held of record by Dr. Carter. Also includes exercisable options to purchase 35,527 shares of common stock, of which 3,078 shares are unvested as of May 31, 2005.

(12)	Represents 25,153 shares of common stock held of record by the Garner Family Trust, dated October 21, 1987, of which Mr. Garner is co-trustee, and 11,363 shares held of record by Mr. Garner. Also includes exercisable options to purchase 24,165 shares of common stock, of which 3,315 shares are unvested as of May 31, 2005.

(13)	Represents 823,389 shares of common stock held of record by J.P. Morgan Direct Venture Capital Institutional Investors II LLC, 235,428 shares of common stock held of record by J.P. Morgan Direct Venture Capital Private Investors II LLC and 32,575 shares of common stock held of record by 522 Fifth Avenue Fund, L.P., which are affiliated with J.P. Morgan Investment Management, Inc. Mr. Kiss is a Managing Director and Portfolio Manager of the Private Equity Group of J.P. Morgan Investment Management, Inc., which is affiliated with J.P. Morgan Direct Venture Capital Institutional Investors II LLC, J.P. Morgan Direct Venture Capital Private Investors II LLC and 522 Fifth Avenue Fund, L.P. Mr. Kiss disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in 522 Fifth Avenue Fund, L.P. Also includes exercisable options to purchase 9,166 shares of common stock.

(14)	Represents 40,349 shares of common stock held of record by Dr. La Force. Of these shares, 3,315 are subject to repurchase as of May 31, 2005. Also includes exercisable options to purchase 11,458 shares of common stock.

(15)	Represents 751,742 shares held of record by Vector Later-Stage Equity Fund II (QP), L.P. and 250,580 shares held of record by Vector Later-Stage Equity Fund II, L.P. Mr. Phillips is the managing member of Vector Fund Management II, L.L.C. which is the general partner of Vector Later-Stage Equity Fund II (QP), L.P. and Vector Later-Stage Equity Fund II, L.P. Mr. Phillips disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the named funds. Also includes 3,953 shares held of record by the Barclay A. Phillips, IRA Rollover. Also includes 500 shares held of record by Mr. Phillips. Also includes exercisable options to purchase 9,166 shares of common stock.

(16)	Represents exercisable options to purchase 34,204 shares of common stock, of which 11,932 shares are unvested as of May 31, 2005.

(17)	Represents 11,155 shares of common stock held of record by Dr. Schoettler. Also includes exercisable options to purchase 23,374 shares of common stock, of which 4,472 shares are unvested as of May 31, 2005.

(18)	Includes 7,696 shares of common stock subject to repurchase and exercisable options to purchase 1,575,495 shares of common stock, of which 399,443 shares are unvested as of May 31, 2005. Also includes an aggregate of 123,750 shares of restricted stock that vest in full upon our submission of a BLA for Canvaxintm, subject to our executive officers’ continued employment or service with us on such date.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Our Executive Officers and Key Employees
           The following table sets forth information as to persons who serve as our executive officers and key employees as of April 1, 2005.

Name	Position	Age

David F. Hale	President, Chief Executive Officer and Director	56
Martin A. Mattingly, Pharm. D	Executive Vice President, Marketing and Business Development	48
Hazel M. Aker, J.D.	Senior Vice President, General Counsel and Secretary	49
William R. LaRue	Senior Vice President and Chief Financial Officer	54
John Petricciani, M.D.	Senior Vice President, Medical and Regulatory Affairs	68
Debra J. Arnold, M.P.H., M.A., M(ASCP)	Vice President, Quality	50
Guy Gammon, M.B., B.Sc., M.R.C.P.(U.K.)	Vice President, Clinical Development	50
Robert L. Jones	Vice President, Human Resources	60
Steven J. Ruhl	Vice President, Manufacturing Operations	47
Dennis E. Van Epps, Ph.D.	Vice President, Research	58
           For information on Mr. Hale, see “Proposal 1 – Election of Directors.”
           Martin A. Mattingly, Pharm.D. has served as our Executive Vice President, Marketing and Business Development since May 2003. From May 1996 to May 2003, Dr. Mattingly worked at Agouron Pharmaceuticals, a Pfizer company, where he held various management positions including Vice President, General Manager for the Agouron division; Vice President, Product Development Group at Pfizer’s New York headquarters; Vice President, Global Marketing Planning; Senior Director of Marketing; and Director of Product Marketing. From October 1983 to May 1996, Dr. Mattingly worked at Eli Lilly and Co. where he held various management positions in oncology marketing and sales management. Dr. Mattingly holds a Doctor of Pharmacy degree from the University of Kentucky.
           Hazel M. Aker, J.D. has served as our Senior Vice President, General Counsel and Secretary since February 2003, and as Vice President, General Counsel and Secretary from February 2001 to February 2003. From April 2000 to March 2001, Ms. Aker served as Vice President, General Counsel and Secretary for Alaris Medical, Inc., and its subsidiary, Alaris Medical Systems, Inc., a manufacturer of intravenous infusion therapy products and patient monitoring systems. From October 1999 to April 2000, Ms. Aker served as Vice President and General Counsel and, from December 1999 to April 2000, as Vice President of Regulatory and Quality Affairs, for Women First HealthCare, Inc. From May 1995 until October 1999, Ms. Aker served as Corporate Vice President, Legal Affairs, and Assistant General Counsel for Alaris Medical Systems, Inc., which was formerly IVAC Medical Systems, Inc. Ms. Aker is a member of the State Bar of California. Ms. Aker received a B.A. from the University of California, San Diego and a J.D. from the University of San Diego School of Law.
           William R. LaRue has served as our Senior Vice President and Chief Financial Officer since April 2001. From March 2000 to February 2001, Mr. LaRue served as Executive Vice President and Chief Financial Officer of eHelp Corporation, a provider of user assistance software. From January 1997 to February 2000, Mr. LaRue served as Vice President and Treasurer of Safeskin Corporation, a publicly traded medical device company, and from January 1993 to 1997 he served as Treasurer of GDE Systems, Inc., a high technology electronic systems company. Mr. LaRue received a B.S. in business administration and M.B.A. from the University of Southern California.
           John Petricciani, M.D. has served as our Senior Vice President, Medical and Regulatory Affairs since October 2000. From July 1997 to October 2000, Dr. Petricciani served as a consultant to a variety of biopharmaceutical companies. From 1992 to 1997, Dr. Petricciani served as Vice President of Regulatory Affairs at Genetics Institute, Inc. Prior to that, Dr. Petricciani held senior research, medical, and administrative positions in the public and private sectors, including the Pharmaceutical Manufacturers Association from 1988 to 1992, the World Health Organization from 1985 to 1987, the U.S. Food and Drug

Administration from 1973 to 1985, where he served as the Director of the Office of Biologics, and the National Institutes of Health from 1968 to 1972. Dr. Petricciani is the current President of the International Association for Biologicals, a professional organization that develops a consensus on issues concerning the standardization and control of biological medicinal products. He is also a member of the Board of Directors of the National Institute for Biological Standards and Control (U.K.), and a senior advisor to the International AIDS Vaccine Initiative. He is a Fellow of the Royal Society of Medicine (U.K.). Dr. Petricciani has authored and/or co-authored more than 180 research papers and book chapters and is an editorial board member of the journal Biologicals. Dr. Petricciani received a B.S. in chemistry from Rensselaer Polytechnic Institute, an M.S. in chemistry from the University of Nevada, and an M.D. from Stanford University.
           Debra J. Arnold, M.P.H., M.A., M(ASCP) has served as our Vice President, Quality since February 2002, and as a consultant to us from November 2001 until February 2002. From 1988 to July 2001, Ms. Arnold held several senior positions at Bayer Corporation, Pharmaceuticals Division, including Director of Quality Assurance and Quality Control for the Berkeley, California manufacturing facility, International Director of ImmunoGlobulin Project Management and recombinant factor VIII Product Quality Manager. Ms. Arnold is a past recipient of the Otto Bayer Medal and the Miles Science Award. Ms. Arnold received a B.S. from Michigan State University and a M.P.H. in public health and a M.A. in microbiology/virology from the University of California, Berkeley. She also completed an internship in clinical microbiology at the University of California, San Francisco.
           Guy Gammon, M.B., B.Sc., M.R.C.P. (U.K.) has served as our Vice President, Clinical Development since January 2001. From 1994 to January 2001, Dr. Gammon held several senior positions with JWCI, including Director, Vaccine Development and Senior Director, Clinical Operations. At JWCI he was involved in advancing the cancer vaccines for melanoma into Phase 3 clinical development. From August 1990 to June 1994, Dr. Gammon served as Program Head for Immunology Discovery at Xenova PLC, a U.K. biopharmaceutical company. Dr. Gammon has over 30 publications in immunology, immunomodulation and clinical immunotherapy. Dr. Gammon received a bachelor’s degree in immunology and a medical degree at University College London, London, U.K.
           Robert L. Jones has served as our Vice President, Human Resources since January 2001. From January 1998 to January 2001, Mr. Jones was Vice President of Human Resources and Administration for Women First HealthCare, Inc. From 1996 to January 1998, Mr. Jones was Vice President of Human Resources and Training with Rally’s Hamburger, Inc., a publicly traded regional restaurant chain. Mr. Jones received a B.S. in education and speech and a M.A. in personnel administration from Ball State University in Muncie, Indiana.
           Steven J. Ruhl has served as our Vice President, Manufacturing Operations since November 2003, and as Executive Director of Manufacturing from April 2003 to November 2003. From December 1996 to April 2003, Mr. Ruhl worked at IDEC Pharmaceuticals, Inc., as Director of Manufacturing Operations. From March 1995 to December 1996, Mr. Ruhl held the position of Manager of Manufacturing with Xoma Corporation. From May 1984 to March 1995, Mr. Ruhl served as Associate Director of Manufacturing with Celtrix Pharmaceuticals, Inc. Mr. Ruhl received his B.S. in microbiology and chemistry from Brigham Young University.
           Dennis E. Van Epps, Ph.D. has served as our Vice President, Research since November 2001. From 2000 to 2001, Dr. Van Epps served as Vice President of Research and Development, and from 1997 to 2001 as Vice President, Research, and an officer at Nexell Therapeutics Inc., a publicly traded biotechnology company. From 1993 to 1997, Dr. Van Epps served as Vice President of Research for Baxter Healthcare Corporation’s Immunotherapy Division and as a Director at the Applied Cell Biology Center from 1988 to 1993. From 1985 to 1988, Dr. Van Epps was a Professor of Medicine and Pathology at the University of New Mexico School of Medicine. Prior to 1985 he held positions as Associate Professor of Medicine and Pathology and Assistant Professor of Medicine and Microbiology at the same medical school. Dr. Van Epps obtained his postdoctoral training in immunology in the Department of Medicine at the University of New Mexico and has published over 135 manuscripts in the fields of immunology, cell therapy, inflammation and stem cell biology. He is also an inventor on nine patents in the fields of human cell selection technology, stem cell culture and cell therapy. Dr. Van Epps received a B.S. degree in zoology from Western Illinois University and a Ph.D. in microbiology and immunology from the University of Illinois Medical School in Chicago, Illinois.

Summary Compensation Table
           The following table sets forth certain information concerning compensation for the fiscal years ended December 31, 2004, 2003 and 2002 received by our company’s chief executive officer and the four most highly compensated executive officers of our company other than the chief executive officer who were serving as executive officers of the end of the last completed fiscal year (the “Named Executive Officers”). No executive officer resigned or terminated employment during the 2004 fiscal year who would have otherwise been included in such table on the basis of salary and bonus earned for that fiscal year.

						Long Term
						Compensation
						Awards

	Annual Compensation					Number of
						Securities
				Other Annual		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)		Options	Compensation

David F. Hale	2004	$509,583	$221,450	$—		200,000	$23,451	(3)
President, Chief Executive Officer	2003	450,000	202,500	—		250,000	11,223	(4)
and Director	2002	447,833	75,000	—		204,545	11,223	(4)
Martin A. Mattingly, Pharm.D.(5)	2004	269,167	83,633	—		50,000	—
Executive Vice President, Marketing	2003	170,500	59,889	—		107,954	—
and Business Development	2002	—	—	—		—	—
William R. LaRue	2004	240,151	73,806	—		50,000	—
Senior Vice President and	2003	230,155	73,007	—		22,727	—
Chief Financial Officer	2002	222,333	29,952	—		13,636	—
Hazel M. Aker, J.D.	2004	229,167	68,727	—		50,000	—
Senior Vice President,	2003	218,450	71,706	—		39,772	—
General Counsel and Secretary	2002	200,450	26,962	—		17,045	—
John Petricciani, M.D.	2004	217,276	65,464	33,466	(6)	35,000	—
Senior Vice President,	2003	215,775	68,182	29,665	(6)	34,090	—
Medical and Regulatory Affairs	2002	209,167	23,888	—		22,727	—

(1)	The amounts shown under the bonus column represent annual performance bonuses earned for the indicated fiscal years, but paid in the following year.

(2)	In accordance with the rules of the Securities and Exchange Commission, the other annual compensation described in this table does not include various perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.

(3)	Represents $11,223 for disability insurance premiums for 2004 and $12,228 for whole life insurance premiums for 2004 and 2003 paid on behalf of Mr. Hale.

(4)	Represents disability insurance premiums paid on behalf of Mr. Hale.

(5)	Martin A. Mattingly, Pharm.D., began his employment with us in May 2003.

(6)	Represents amounts paid to Dr. Petricciani as a housing and commuting allowance, including a gross-up payment of $11,732 and $9,941 in 2004 and 2003, respectively, for the estimated income taxes attributable to this housing and commuting benefit.

Option Grants in Last Fiscal Year
           The following table sets forth information regarding stock options we granted during the year ended December 31, 2004 to each of the Named Executive Officers. During the year ended December 31, 2004, we granted stock options to purchase an aggregate of 1,371,327 shares of our common stock, of which 1,263,487 shares were granted to employees. All options were granted at the fair market value of our common stock on the date of grant.

	Individual Grants				Potential Realizable
					Value of Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Options Granted			Price Appreciation for
	Underlying	to CancerVax	Exercise		Option Term(2)
	Options	Employees in	Price Per	Expiration
Name	Granted(1)	Fiscal Year	Share	Date	5%	10%

David F. Hale	200,000	15.8%	$12.00	3/3/2014	$1,509,347	$3,824,982
Martin A. Mattingly, Pharm.D.	50,000	4.0	12.25	2/26/2014	385,198	976,167
William R. LaRue	50,000	4.0	12.25	2/26/2014	385,198	976,167
Hazel M. Aker, J.D.	50,000	4.0	12.25	2/26/2014	385,198	976,167
John Petricciani, M.D.	35,000	2.8	12.25	2/26/2014	269,639	683,317

(1)	The options granted to the Named Executive Officers during the year ended December 31, 2004 vest monthly over 48 months.

(2)	The potential realizable value listed in the table represents hypothetical gains that could be achieved for the options if exercised at the end of the option term based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date. The 5% and 10% rates of appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future stock value. Actual gains, if any, on option exercises will depend on the future performance of our common stock and overall market conditions. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
           The following table sets forth information regarding option exercises in the year ended December 31, 2004 and unexercised stock options held by the Named Executive Officers as of December 31, 2004. Certain of the options shown as exercisable in the table below are immediately exercisable, but we have the right to purchase the shares of unvested common stock underlying some of these options upon termination of the holder’s employment with our company.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In the Money Options at
	Shares		December 31, 2004		December 31, 2004(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David F. Hale(2)	—	—	800,685	162,501	$6,447,855	$—

Martin A. Mattingly, Pharm.D.(3)	—	—	95,643	39,584	643,464	—

William R. LaRue(4)	—	—	46,779	39,584	274,541	—

Hazel M. Aker, J.D.(5)	—	—	67,233	39,584	428,968	—

John Petricciani, M.D.(6)	—	—	64,107	27,710	428,968	—

(1)	Based on the closing sale price of our common stock on December 31, 2004 ($10.85), as reported by the Nasdaq National Market, less the option exercise price.

(2)	Of the options exercisable by Mr. Hale at December 31, 2004, 214,835 of the shares of common stock that would be acquired upon exercise of these options would be subject to repurchase by us at the original $3.30 per share exercise price if, before the option shares have vested, Mr. Hale’s employment terminates, subject to exceptions. Through December 31, 2004, Mr. Hale has exercised options to acquire 192,593 shares of common stock, none of which are subject to repurchase.

(3)	Of the options exercisable by Mr. Mattingly at December 31, 2004, 54,846 of the shares of common stock that would be acquired upon exercise of these options would be subject to repurchase by us at the original $3.30 per share exercise price if, before the option shares have vested, Mr. Mattingly’s employment terminates, subject to exceptions. Through December 31, 2004, Mr. Mattingly has exercised options to acquire 22,727 shares of common stock, none of which are subject to repurchase.

(4)	Of the options exercisable by Mr. LaRue at December 31, 2004, 18,467 of the shares of common stock that would be acquired upon exercise of these options would be subject to repurchase by us at the original $3.30 per share exercise price if, before the option shares have vested, Mr. LaRue’s employment terminates, subject to exceptions. Through December 31, 2004, Mr. LaRue has exercised options to acquire 68,181 shares of common stock, of which 5,682 shares are subject to repurchase by us at the original $1.08 per share exercise price if, before the option shares have vested, Mr. LaRue’s employment terminates, subject to exceptions.

(5)	Of the options exercisable by Ms. Aker at December 31, 2004, 29,806 of the shares of common stock that would be acquired upon exercise of these options would be subject to repurchase by us at the original $3.30 per share exercise price if, before the option shares have vested, Ms. Aker’s employment terminates, subject to exceptions. Through December 31, 2004, Ms. Aker has exercised options to acquire 39,771 shares of common stock, of which 2,131 shares are subject to repurchase by us at the original exercise prices of $1.08 and $2.16 per share if, before the option shares have vested, Ms. Aker’s employment terminates, subject to exceptions.

(6)	Of the options exercisable by Dr. Petricciani at December 31, 2004, 28,410 of the shares of common stock that would be acquired upon exercise of these options would be subject to repurchase by us at the original $3.30 per share exercise price if, before the option shares have vested, Dr. Petricciani’s employment terminates, subject to exceptions. Through December 31 2004, Dr. Petricciani has exercised options to acquire 34,090 shares of common stock, none of which are subject to repurchase.

Equity Compensation Plan Information
           The following table sets forth information regarding all of our equity compensation plans as of December 31, 2004.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance under
	to be Issued upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (excluding
	Outstanding Options,	Outstanding Options,	securities reflected in
Plan Category	Warrants and Rights	Warrants and Rights	column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,182,220	$6.76	2,787,823	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	3,182,220	$6.76	2,787,823

(1)	Includes 328,215 shares of our common stock available for issuance under our Employee Stock Purchase Plan as of December 31, 2004. Excludes future increases in the number of shares reserved for issuance pursuant to the terms of our Amended and Restated 2003 Equity Incentive Award Plan and our Employee Stock Purchase Plan.
Employment Arrangements and Change in Control Arrangements
Employment Agreement with David F. Hale
           On October 23, 2000, we entered into an employment agreement with David F. Hale, our President and Chief Executive Officer, which was subsequently amended and restated on November 15, 2004. Pursuant to the agreement, Mr. Hale is required to devote substantially all of his time and attention to our business and affairs. The employment agreement has a five-year term.
           The amended and restated employment agreement sets forth Mr. Hale’s initial base salary of $515,000, which is subject to increase upon review annually by and at the sole discretion of our Compensation Committee and as approved by our Board of Directors. Mr. Hale’s 2004 base salary was $515,000. Pursuant to the amended and restated employment agreement, Mr. Hale is entitled to participate in any management incentive compensation plan adopted by us and will be paid an annual bonus in accordance with the terms of such plan as determined by the Compensation Committee of our Board of Directors and as approved by our Board of Directors. We have also agreed to pay the annual premiums on a disability insurance policy and a $1 million life insurance policy on Mr. Hale.
           Mr. Hale’s amended and restated employment agreement provides him with certain severance benefits in the event his employment is terminated. In the event Mr. Hale’s employment is terminated as a result of his death or permanent disability, his estate will receive 12 months of salary continuation payments, an amount equal to the average of Mr. Hale’s annual bonuses for the three years prior to the termination, plus healthcare and life insurance benefits continuation at our expense for 12 months. In addition, that portion of Mr. Hale’s stock awards which would have vested if Mr. Hale had remained employed for an additional 12 months will immediately vest on the date of termination. The amended and restated employment agreement also provides that, in the event Mr. Hale’s employment is terminated by us other than for cause or if Mr. Hale resigns for good reason, he will receive 12 months of salary continuation payments, an amount equal to the average of his annual bonuses for the three years prior to the termination, healthcare and life insurance benefits continuation at our expense for 12 months, plus $15,000 towards outplacement services. If such termination or resignation occurs more than six months prior to or more than 12 months following a change of control of our company, that portion of Mr. Hale’s stock awards which would have vested if Mr. Hale had remained employed for an additional 12 months will immediately vest on the date of termination. If Mr. Hale’s employment is terminated by us other than for cause or if he resigns with good reason within six months prior to or within 12 months following a change of control, Mr. Hale will be entitled to receive 18 months of salary continuation payments, an amount equal to the average of his bonuses for the three years prior to the date of termination payable over an 18 month period commencing on the date of termination, healthcare and life insurance benefits continuation at our expense for 18 months, plus $15,000 towards outplacement services.
           Mr. Hale’s amended and restated agreement also provides that, in the event of a change of control of our company, 50% of Mr. Hale’s unvested stock awards will become immediately vested and all of his remaining unvested stock awards will become immediately vested if Mr. Hale is still employed by or providing services to us on the six-month anniversary of the change of control. In addition, with respect to stock awards granted prior to the date of the amended and restated employment agreement, if Mr. Hale’s employment is terminated by us other than for cause, resigns with good reason, dies or becomes permanently disabled, in each case within six months following a change of control of our company, any remaining unvested portion of such stock awards will immediately vest on the date of termination. With respect to stock awards granted on or after the date of the amended and restated employment agreement, if Mr. Hale is terminated by us other than for cause, resigns with good reason, dies or becomes permanently disabled, in each case within six months prior to or within six months following a change of control of our company, any remaining unvested portion of such stock awards will immediately vest on the later of the date of termination or the date of the change of control.
           For purposes of Mr. Hale’s amended and restated employment agreement, “cause” generally means Mr. Hale’s commission of an act of fraud, embezzlement or dishonesty upon us that has a material adverse impact on us, his conviction of, or plea of guilty or no contest to a felony, his ongoing and repeated failure or refusal to perform or neglect of his duties (where such failure, refusal or neglect continues for 15 days following his receipt of notice from us), his gross negligence, insubordination, material violation of any duty of loyalty to us or any other material misconduct on his part, his unauthorized use or disclosure of our confidential information or trade secrets that has a material adverse impact on us or a material breach of his employment agreement. Prior to any determination by us that “cause” has occurred, we will provide Mr. Hale with written notice of the reasons for such determination, afford him a reasonable opportunity to remedy any such breach, and provide him an opportunity to be heard prior to the final decision to terminate his employment.
           For purposes of Mr. Hale’s amended and restated employment agreement, “good reason” generally means a change by us in Mr. Hale’s status, position or responsibilities that represents a substantial and material reduction thereto, the assignment to him of any duties or responsibilities materially inconsistent with his status, position or responsibilities, the removal of Mr. Hale or failure to reappoint or reelect Mr. Hale to any position (except in connection with a termination for cause, his death or disability, or resignation without good reason), a reduction by us in his base salary (other than pursuant to a company-wide reduction of base salaries for employees of the company generally), a reduction by us in his compensation and benefits as provided on the date of the agreement, his relocation by us to a facility or location more than 50 miles from his place of employment, our material breach of the employment agreement, or any purported termination by us for cause that does not conform to the definition of cause in the employment agreement. In addition, “good reason” will also exist if Mr. Hale has not received a contemporaneous increase in his total compensation (including benefits) which is commensurate with increases in total compensation (including benefits) received by a majority of our officers or if he has earned, but not been paid, a bonus for any period under any management incentive compensation plan adopted by us, but a majority of our officers have been paid bonuses for such period under such plan.
Other Employment Agreements
           We have also entered into employment agreements with Hazel M. Aker, Debra J. Arnold, Guy Gammon, Robert L. Jones, William R. LaRue, Martin A. Mattingly, John Petricciani, Steven J. Ruhl and Dennis E. Van Epps, which were amended and restated on November 15, 2004.

           Pursuant to the amended and restated employment agreements, each executive is required to devote substantially all of his or her time and attention to our business and affairs. The amended and restated employment agreements set forth the executives’ base salaries and annual cash bonus eligibility. The initial base salaries of the executives called for by these employment agreements and their 2004 base salaries are as follows: Hazel M. Aker ($230,000), Debra J. Arnold ($188,500), Guy Gammon ($207,000), Robert L. Jones ($185,000), William R. LaRue ($241,000), Martin A. Mattingly ($270,000), John Petricciani ($224,000), Steven J. Ruhl ($175,000) and Dennis E. Van Epps ($208,000). The amended and restated employment agreements do not provide for automatic annual increases in salary, but each agreement provides for annual salary reviews by the Compensation Committee of the Board of Directors. Each of the executives is entitled to participate in any management incentive compensation plan adopted by us and will be paid an annual bonus in accordance with the terms of such plan as determined by the Compensation Committee of our Board of Directors and as approved by our Board of Directors. We may terminate any of the agreements for any reason.
           The amended and restated employment agreements provide the executives with certain severance benefits in the event his or her employment is terminated. In the event the executive’s employment is terminated as a result of his or her death or permanent disability, the executive’s or his or her estate, as applicable, will receive 12 months of salary continuation payments, an amount equal to the average of the executive’s annual bonuses for the three years prior to the termination, plus healthcare and life insurance benefits continuation at our expense for 12 months. In addition, that portion of the executive’s stock awards which would have vested if he or she had remained employed for an additional 12 months will immediately vest on the date of termination. The amended and restated employment agreements also provides that, in the event the executive’s employment is terminated by us other than for cause or if the executive resigns for good reason, he or she will receive 12 months of salary continuation payments, an amount equal to the average of his or her annual bonuses for the three years prior to the termination, healthcare and life insurance benefits continuation at our expense for 12 months, plus $15,000 towards outplacement services. If such termination or resignation occurs more than six months prior to or more than 12 months following a change of control of our company, that portion of the executive’s stock awards which would have vested if he or she had remained employed for an additional 12 months will immediately vest on the date of termination.
           The amended and restated employment agreements also provide that, in the event of a change of control of our company, 50% of each executive’s unvested stock awards will immediately become vested. In addition, with respect to stock awards granted prior to the date of the amended and restated employment agreements, if the executive’s employment is terminated by us other than for cause or if he or she resigns with good reason within 12 months following a change of control of our company, any remaining unvested portion of such stock awards will immediately vest on the date of termination. With respect to stock awards granted on or after the date of the amended and restated employment agreements, if such termination occurs within six months prior to or within 12 months following a change of control of our company, any remaining unvested portion of such stock awards will immediately vest on the later of the date of termination or the date of the change of control.
           For purposes of the amended and restated employment agreements, “cause” generally means the executive’s commission of an act of fraud, embezzlement or dishonesty upon us that has a material adverse impact on us, the executive’s conviction of, or plea of guilty or no contest to a felony, the executive’s ongoing and repeated failure or refusal to perform or neglect of his or her duties (where such failure, refusal or neglect continues for 15 days following the executive’s receipt of notice from us), the executive’s gross negligence, insubordination, material violation of any duty of loyalty to us or any other material misconduct on the part of the executive, the executive’s unauthorized use or disclosure of our confidential information or trade secrets that has a material adverse impact on us or a material breach by the executive of his or her employment agreement. Prior to any determination by us that “cause” has occurred, we will provide the executive with written notice of the reasons for such determination, afford the executive a reasonable opportunity to remedy any such breach, and provide the executive an opportunity to be heard prior to the final decision to terminate the executive’s employment.
           For purposes of the amended and restated employment agreements, “good reason” generally means a change by us in the executive’s status, position or responsibilities that represents a substantial and material reduction thereto, the assignment to the executive of any duties or responsibilities materially inconsistent with his or her status, position or responsibilities, the removal of the executive or failure to reappoint or reelect the executive to any position (except in connection with a termination for cause, his or her death or disability, or resignation without good reason), a reduction by us in the executive’s base salary (other than pursuant to a company-wide reduction of base salaries for employees of the company generally), a reduction by us in the executive’s compensation and benefits as provided on the date of the agreement, the executive’s relocation by us to a facility or location more than 50 miles from the executive’s place of employment, our material breach of the employment agreement, or any purported termination by us for cause that does not conform to the definition of cause in the employment agreement.
Equity Compensation Plans
Amended and Restated 2003 Equity Incentive Award Plan
           The 2003 Equity Incentive Award Plan, or 2003 Plan, was initially adopted by our Board of Directors in September 2003 and approved by our stockholders in October 2003. Our Board of Directors approved an amendment and restatement of the 2003 Plan in April 2004, which was approved by our stockholders in June 2004. Our employees, consultants and directors are eligible to receive awards under the plan. The 2003 Plan provides for the grant or issuance of stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award. The total number of shares of our common stock that may be issued under the 2003 Plan is equal to the sum of:

•	3,837,659 shares, plus

•	(1) 45,637 shares, which represented the number of shares of our common stock remaining available for issuance and not subject to options granted under our Third Amended and Restated 2000 Stock Incentive Plan, or 2000 Plan, as of June 10, 2004 (the date of our 2004 Annual Meeting) plus (2) with respect to awards granted under the 2000 Plan on or before June 10, 2004 that expire or are canceled without having been exercised in full or shares of our common stock that are repurchased pursuant to the terms of awards granted under the 2000 Plan, the number of shares of our common stock subject to each such award as to which such award was not exercised prior to its expiration or cancellation or which are repurchased by us, plus

•	an amount on June 10, 2005 and on each annual anniversary of such date during the term of the 2003 Plan equal to the least of (1) 5% of our outstanding shares of common stock on such date, (2) 2,500,000 shares of common stock or (3) a lesser amount determined by our Board of Directors.
           Notwithstanding the foregoing, the number of shares of our common stock that may be issued under the 2003 Plan shall not exceed an aggregate of 25,000,000 shares. As of April 1, 2005, 365,007 shares of our common stock were available for future grant or issuance under the 2003 Plan.
           In the event of a plan participant’s termination of employment or directorship on account of his or her disability or death, that number of unvested awards granted to such participant under the 2003 Plan that would have become fully vested, exercisable or payable over the 12 month period following the participant’s termination under the vesting schedules applicable to such awards had the participant remained continuously employed by or serving as a director for us during such period will become immediately so vested, exercisable or payable on the date of termination.
           In the event of a change of control, each outstanding award under the 2003 Plan may be assumed or an equivalent option or right may be substituted by the successor corporation. The vesting of each outstanding award shall accelerate (i.e. become exercisable immediately in full) in any of the following events: (1) if the successor corporation refuses to assume the awards, or to substitute substantially equivalent awards, or (2) if the employment of the award holder is involuntarily terminated without cause or voluntarily terminated for good reason within two years following the date of closing of the change of control. Under the 2003 Plan, a change of control is generally defined as:

•	the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the company of more than 50% of the voting stock of the company;

•	a merger or consolidation in which the company is a party, other than a merger or consolidation which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities;

•	the sale, exchange, or transfer of all or substantially all of the assets of the company; or

•	a liquidation or dissolution of the company.
Third Amended and Restated 2000 Stock Incentive Plan
           The 2000 Stock Incentive Plan, or 2000 Plan, was initially adopted and approved by our stockholders in December 2000 and was most recently amended and restated by our Board of Directors and approved by our stockholders in May 2003. The 2000 Plan allows us to issue awards of incentive or nonqualified stock options or restricted stock. Our employees, consultants and independent directors are eligible to receive awards under the plan, but only employees may receive incentive stock options. As a result of the approval of the 2003 Plan by our stockholders in June 2004, no additional awards will be granted under the 2000 Plan and the shares remaining available for issuance as of such date became available for issuance under the 2003 Plan.
           In the event of specified corporate transactions, such as a merger or sale of all or substantially all of the assets of our company, the 2000 Plan provides that each outstanding award will be assumed or replaced with a comparable award by our successor company or its parent. If the successor company or its parent does not assume or replace the awards, outstanding options will become 100% vested and exercisable immediately before the corporate transaction. To the extent that options accelerate due to a corporate transaction, the restrictions on restricted stock awards will also lapse.
           In addition, if an option or award holder’s employment or service relationship is terminated in connection with specified corporate transactions or as a result of an involuntary termination other than for cause or by the option or award holder for good reason (other than in connection with a general reduction in workforce) within two years following specified corporate transactions, that option or award holder’s outstanding options or awards will become 100% vested and exercisable immediately.
Employee Stock Purchase Plan
           In September 2003, we adopted our employee stock purchase plan, which was approved by our stockholders in October 2003. The plan became effective concurrently with the initial public offering of our common stock in October 2003. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.
           We have reserved a total of 360,000 shares of our common stock for issuance under the plan, of which 328,215 shares are available for future grant or issuance as of April 1, 2005. The plan provides for an annual increase to the shares of common stock reserved under the plan on each December 31 equal to the least of 30,000 shares, 1.0% of our outstanding shares on such date, or a lesser amount determined by our Board of Directors.
           The plan has a series of consecutive, overlapping 24-month offering periods. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the first day of the offering period or the beginning of any semi-annual purchase period within that period. Individuals who become eligible employees after the start date of an offering period may join the plan at the beginning of any subsequent semi-annual purchase period.
           Participants may contribute up to 20% of their cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85.0% of the fair market value per share on the participant’s entry date into the offering period or, if lower, 85.0% of the fair market value per share on the semi-annual purchase date.
           If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new 24-month offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.
           In the event of a proposed sale of all or substantially all of our assets, or our merger with or into another company, the outstanding rights under the plan will be assumed or an equivalent right substituted by the successor company or its parent. If the successor company or its parent refuses to assume the outstanding rights or substitute an equivalent right, then all outstanding purchase rights will automatically be exercised prior to the effective date of the transaction. The purchase price will be equal to 85.0% of the market value per share on the participant’s entry date into the offering period in which an acquisition occurs or, if lower, 85.0% of the fair market value per share on the date the purchase rights are exercised.
           The plan will terminate no later than the tenth anniversary of the plan’s initial adoption by our Board of Directors.
Compensation Committee Interlocks and Insider Participation
           Drs. Royston, Carter and La Force serve on the Compensation Committee of our Board of Directors. No member of the Compensation Committee was at any time during the 2004 fiscal year or at any other time an officer or employee of the Company. None of our executive officers serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Compensation Committee. None of our executive officers serve, or in the past year has served, as a member of the compensation committee of any entity that has one or more executive officers serving on our Board of Directors.

PERFORMANCE GRAPH
           The following graph illustrates a comparison of the total cumulative stockholder return on our common stock (traded under the symbol CNVX) since October 30, 2003, the date our stock commenced public trading, through December 31, 2004 to two indices: the Nasdaq Composite Index, U.S. Companies, and the Nasdaq Pharmaceuticals Index. The graph assumes an initial investment of $100 on October 30, 2003. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.
Comparison of Cumulative Total Return on Investment
Since October 30, 2003

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
           The Compensation Committee is composed of three directors of our Board of Directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code. The Compensation Committee receives and approves each of the elements of the executive compensation program of our company and continually assesses the effectiveness and competitiveness of the program. In addition, the Compensation Committee administers the stock option program and other key provisions of the executive compensation program and reviews with our Board of Directors all aspects of the compensation structure for our company’s executives. Set forth below in full is the Report of the Compensation Committee regarding compensation paid by us to our executive officers during 2004.
Compensation Philosophy
           Our executive compensation program is based upon a pay-for-performance philosophy. The executive compensation program is designed to provide value to the executive based on the extent of individual performance, our performance versus budgeted financial targets and other financial measures, our longer-term financial performance and total return to stockholders, including to the extent share price appreciation meets, exceeds or falls short of expectations. Under this program design, only when expectations are exceeded can incentive payments exceed targeted levels. When making compensation decisions for executive officers, the Compensation Committee evaluates each compensation element in the context of the executive’s overall total compensation.
Elements of the Executive Compensation Program
           Base Salary. As a general matter, the base salary for each executive is initially established through negotiation at the time the officer is hired, taking into account such officer’s qualifications, experience, prior salary and competitive salary information. Year-to-year adjustments to each executive officer’s base salary is determined by an assessment of her or his sustained performance against her or his individual job responsibilities including, where appropriate, the impact of such performance on our company’s business results, current salary in relation to the salary range designated for the job, experience and potential for advancement.
           Annual Incentive Bonuses. Payments under our annual performance incentive bonus plan are based on achieving individual and corporate goals. For 2004, these corporate goals included the achievement of performance targets with respect to our clinical trials, business development objectives, operations, quality and analytical sciences development objectives, and the achievement of certain development milestones with respect to new product candidates. Use of corporate goals establishes a direct link between the executive’s pay and our financial success. For 2004, the individual performance of each of the executive officers during 2004 was also evaluated by the Compensation Committee based on the achievement of individual performance goals set in early 2004 by the Compensation Committee (other than the bonus for the President and Chief Executive Officer, whose bonus is determined solely by reference to the achievement of corporate goals, as further described below). The annual incentive bonus opportunity for executives, other than the President and Chief Executive Officer, is generally targeted at 35% of his or her salary. The annual incentive bonus opportunity for the President and Chief Executive Officer is generally targeted at 50% of his salary.
           Long-Term Incentives. Our long-term incentives will be primarily in the form of stock option awards. The objective of these awards is to advance our longer-term interests and those of our stockholders and to complement incentives tied to annual performance. These awards will provide rewards to executives based upon the creation of incremental stockholder value.
           Stock options will only produce value to executives if the price of our stock appreciates, thereby directly linking the interests of executives with those of stockholders. The number of stock options granted will be based on the grade level of an executive’s position, the executive’s performance in the prior year and the executive’s potential for continued sustained contributions to our success. The executive’s right to the stock options will generally vest over a four-year period and each option will be exercisable over a ten-year period following its grant unless the executive’s employment terminates prior to such date. In order to preserve the linkage between the interests of executives and those of stockholders, the executives will be encouraged to utilize the shares obtained on the exercise of their stock options, after satisfying the cost of exercise and taxes, to establish a significant level of direct ownership. We will establish share ownership expectations for our executives to meet through the exercise of stock option awards.
CEO Compensation
           David F. Hale’s base salary was established pursuant to his employment agreement. The Compensation Committee believes that the total compensation of our President and Chief Executive Officer is largely based upon the same policies and criteria used for other executive officers as described above. Each year the Compensation Committee reviews the Chief Executive Officer’s total compensation, his individual performance for the calendar year under review, as well as our company’s performance. In determining Mr. Hale’s bonus for 2004, the Compensation Committee considered the company’s achievement of the corporate performance goals for 2004 established by the Compensation Committee and described above. Mr. Hale’s annual incentive bonus opportunity for 2004 was targeted at 50% of his salary. Based on our company’s performance for the fiscal year ended December 31, 2004, Mr. Hale received a bonus of $221,450. In March 2004, Mr. Hale was granted options under the Amended and Restated 2003 Equity Incentive Award Plan to purchase 200,000 shares of our common stock at $12.00 per share. The Compensation Committee also reviewed perquisites and other compensation paid to Mr. Hale for 2004, and found these amounts to be reasonable. Based upon its review of data from three separate executive compensation surveys regarding the compensation of chief executive officers in comparable companies, the Compensation Committee believes Mr. Hale’s total compensation, including salary and bonus, is at a level competitive with Chief Executive Officer total compensation within the biotechnology industry.
           For 2005, we have established that Mr. Hale’s annual incentive bonus for 2005 will be targeted at 50% of his salary. His bonus will be paid based on the Compensation Committee’s evaluation of our achievement of the corporate performance goals for 2005 established by the Compensation Committee, which include the achievement of performance targets with respect to our clinical trials, financial objectives, completion of our manufacturing facility expansion, operations, quality and analytical sciences development objectives and our achievement of certain development milestones with respect to new product candidates.
Section 162(m) Compliance
           Section 162(m) of the Code generally limits the tax deductions a public corporation may take for compensation paid to its Named Executive Officers to $1.0 million per executive per year. Performance based compensation tied to the attainment of specific goals is excluded from the limitation. Our stockholders have previously approved the Third Amended and Restated 2000 Stock Incentive Plan and the Amended and Restated 2003 Equity Incentive Award Plan, qualifying options and stock appreciation rights under these plans as performance-based compensation exempt from the Section 162(m) limits. Other awards under these plans also may qualify as performance-based compensation at the discretion of the Compensation Committee. In addition, the Compensation Committee intends to evaluate our executive compensation policies and benefit plans during the coming year to determine whether additional actions to maintain the tax deductibility of executive compensation are in the best interest of our stockholders.
Conclusion
           Through the programs described above, a significant portion of our compensation program and realization of its benefits is contingent on both our company and individual performance.

           This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
           The foregoing report has been furnished by the Compensation Committee.
Ivor Royston, M.D.
Michael G. Carter, M.B., Ch.B., F.R.C.P. (Edinburgh)
James Clayburn La Force, Jr., Ph.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Canvaxin Technology Transactions
           In 1998, OncoVac, Inc., which is wholly owned by Dr. Morton and was previously named CancerVax, Inc., cross-licensed the rights to patents, patent applications, cell banks and manufacturing know-how from John Wayne Cancer Institute, or JWCI. Dr. Morton currently serves as Medical Director, Surgeon-in-Chief and a member of the Board of Directors of JWCI. In July 2000, OncoVac assigned all of its rights and obligations under that agreement to us. Under the cross-license, as assigned to us, we retain exclusive rights to commercialize Canvaxin for the treatment of cancer and JWCI retains a license to use Canvaxin and related technology for research and educational purposes. Pursuant to the cross-license agreement and the assignment, we issued 284,090 shares of our common stock to JWCI and agreed to pay an aggregate of $1,250,000 to JWCI, of which $500,000 was paid upfront and the remainder is due in annual installments of $125,000 through June 2006. Of the total amount, $250,000 remains unpaid as of December 31, 2004. We also are obligated to pay JWCI 50% of the initial net royalties we receive from any sublicensees from sales of Canvaxin, if any, up to a maximum of $3.5 million. Subsequently, we are obligated to pay JWCI a 1% royalty on net sales of Canvaxin to third parties, if any, by us, our sublicensees and affiliates.
           In July 2001, we entered into a clinical trial services agreement with JWCI. Under the terms of the clinical trial services agreement, as amended, we will make annual payments of $25,000 to JWCI while payments to the clinical trial sites are covered by National Cancer Institute grants and thereafter an annual amount equal to the greater of actual amounts incurred by JWCI in connection with the Canvaxin Phase 3 clinical trials or $50,000. We also will reimburse JWCI for certain expenses incurred. During 2004, we paid to JWCI approximately $0.3 million for services provided to us under the clinical trials services agreements, participation in the clinical trials and certain other services.
Other Related Party Transactions
           In December 2004, in connection with the signing of our collaboration agreement with Serono Technologies, S.A., we entered into an amended and restated investors’ rights agreement with Serono and certain other holders of our common stock, including entities affiliated with Dr. Morton, Forward IV Associates, LLC, Vector Fund Management II, L.L.C., J.P. Morgan Investment Management, Inc. and Mr. Hale, whereby we granted these entities registration rights with respect to their shares of common stock.
           We have entered into indemnification agreements with each of our executive officers and directors. These indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law.
           We had a consulting and noncompete agreement with Dr. Morton that expired in December 2004. Under the terms of the agreement, we paid Dr. Morton $150,000 per year to provide consulting services related to the development and commercialization of Canvaxin and our other product candidates as well as consult on medical and technical matters as requested. We are currently negotiating an extension of Dr. Morton’s consulting and noncompete agreement with modified terms, however, we cannot be certain that the agreement will be renewed.
           In March 2003, Billy W. Minshall, our former Senior Vice President, Operations, resigned. In accordance with the terms of his employment agreement, we were obligated to pay Mr. Minshall his base salary at the rate of $221,300 per year for up to 12 months and the vesting on options to purchase 12,784 shares of common stock was accelerated.
           We have entered into agreements and transactions with our management described under the heading “Executive Compensation and Other Information.”
           We believe that all of the transactions described above were on terms at least as favorable to us as they would have been had we entered into those transactions with unaffiliated third parties.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
           Our Board of Directors and Audit Committee have selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005 and has directed that management submit the selection of the independent registered public accounting firm to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP has audited our financial statements since June 1998, our date of inception, and through the year ending December 31, 2004. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
           Stockholders are not required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the selection, our Board of Directors and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, our Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.
           The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote will be required to ratify the selection of Ernst & Young LLP.
Independent Registered Public Accounting Firm Fee Information
           The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm, Ernst & Young LLP, for 2004 and 2003:

	Years Ended
	December 31,

	2004	2003

	(In thousands)
Audit Fees(1)	$290	$458
Audit-Related Fees	—	—
Tax Fees(2)	77	45
All Other Fees	—	—

Total Fees	$367	$503

(1)	Includes fees for the audit of our annual financial statements for 2004 and 2003 included in our annual reports on Form 10-K, the review of our interim period financial statements for 2004 and 2003 included in our quarterly reports on Form 10-Q and Form S-1 and related services that are normally provided in connection with regulatory filings or engagements. In 2004, audit fees also included fees incurred for the audits of management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting.

(2)	Consists of fees for tax compliance services of approximately $16,000 and $10,000 in 2004 and 2003, respectively, and fees for tax advice and tax planning services of approximately $61,000 and $35,000 in 2004 and 2003, respectively.
Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm
           Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the

Audit Committee. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
           Our Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
           Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of ten percent or more of our common stock (“Reporting Persons”) are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock. Based solely on our review of such forms received and the written representations of our Reporting Persons, we have determined that no Reporting Person known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act.
STOCKHOLDER PROPOSALS
           Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2006 must be received by us no later than December 29, 2005, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2006 Annual Meeting, unless such proposal is submitted in accordance with the Securities and Exchange Commission rules described above, must notify us no earlier than February 14, 2006 and no later than March 16, 2006 unless the date of the 2006 Annual Meeting is more than 30 days before or more than 60 days after the one-year anniversary of the 2005 annual meeting. If the stockholder gives notice in accordance with the terms of the Amended and Restated Bylaws, and such proposal is included in the proxy statement, then in certain circumstances the persons named as proxies in the proxies solicited by the Board of Directors for the 2006 Annual Meeting may exercise discretionary voting power regarding any such proposal.
ANNUAL REPORT
           Our Annual Report for the fiscal year ended December 31, 2004 will be mailed to stockholders of record as of April 18, 2005. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.
           Any person who was a beneficial owner of our common stock on the Record Date may request a copy of our Annual Report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to CancerVax Corporation, 2110 Rutherford Road, Carlsbad, California 92008, Attention: Investor Relations.

OTHER BUSINESS
           Our Board of Directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.
           All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors,

David F. Hale
President, Chief Executive Officer and
Director
Dated: April 28, 2005

PROXY

CANCERVAX CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2005

     The undersigned stockholder of CancerVax Corporation, a Delaware corporation (the “Company”), hereby appoints David F. Hale and William R. LaRue, and each of them, as proxies for the undersigned with full power of substitution, and hereby authorizes them to represent and vote, as provided on the other side, all the shares of the Company’s Common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of the Company’s stockholders to be held on June 14, 2005 and any adjournment or postponement thereof, with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

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The Board of Directors recommends a vote FOR Proposals 1 and 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

1.	To elect three directors for a three-year term to expire at the 2008 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following persons:

01 Ivor Royston, M.D.	03 Phillip M. Schneider
02 Robert E. Kiss, CFA

FOR ALL NOMINEES (except as set forth below)	☐	WITHHELD FROM ALL NOMINEES	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

WITHHELD FOR (Write that nominee’s name in the space provided below).

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.	☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting and adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

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PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Signature	Signature	Date

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

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